Exhibit 99.1

On September 20, 2005, the Board of Directors of Little Sioux Corn Processors, LLC, acting as general partner of LSCP, LLLP, approved a distribution to LSCP, LLLP partners in the amount of $1,581,000 to be paid in September.  This distribution will result in a $78.24 per unit distribution to LLC unit holders of record on September 20, 2005.  Pursuant to LSCP, LLLP’s loan covenants, the maximum amount it can distribute to its partners during the 2005 fiscal year is $8,581,000.  When the current distribution is combined with the $4,000,000 distribution made in February 2005 and the $3,000,000 distribution made in April 2005, LSCP, LLLP has reached the maximum amount of permitted distributions for fiscal year 2005.

Unit holders of Little Sioux Corn Processors, LLC are required to report on their own income tax return, their distributive share of Little Sioux Corn Processors, LLC’s income, gains, losses and deductions.  Due to the amount of income earned by LSCP, LLLP and Little Sioux Corn Processors, LLC during the 2005 fiscal year, unit holders will be allocated taxable income from Little Sioux Corn Processors, LLC.  To the extent that a unit holder’s share of Little Sioux Corn Processors, LLC’s net income constitutes income from a passive activity, such income may generally be offset by the unit holder’s net losses and credits from investments in other passive activities.  If the unit holder does not have enough offsetting credits or losses, then the unit holder will incur a tax liability.